Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of July 23, 2021 (this “Agreement”), by and between WCG Clinical, Inc., a Delaware corporation (the “Company”), and Laurie Jackson, an individual (“Employee”).

WHEREAS, Employee entered into an Employment Agreement with an affiliate of the Company dated as of June 11, 2012 (the “Original Agreement”); and

WHEREAS, Employee and the Company desire to amend and restate the Original Agreement in its entirety pursuant to the terms of this Agreement to set forth the terms and conditions of Employee’s continued employment with the Company.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment.

(a) The Company or one of its affiliates hereby agrees to employ Employee, and Employee hereby accepts such employment, as the Chief Financial Officer and Chief Administrative Office for the Company, with such duties and responsibilities as shall be set forth by the Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of the Company, or any designee(s) thereof (collectively, the “Board”). To the extent necessary to meet the Company’s business goals, the CEO or the Board may modify Employee’s duties or assign new duties to Employee or modify Employee’s reporting relationships. Employee shall devote all of her business time, attention, and efforts to the performance of Employee’s duties hereunder. Notwithstanding the foregoing, Employee may provide services as a volunteer or director to charitable, educational or civic organizations; act as a member, director or officer of any industry trade association or group; and may serve as a trustee, director or advisor to any family companies or trusts; provided that, in all cases, such services or acts shall not, in the reasonable judgment of the CEO or Board, interfere or be likely to interfere with Employee’s ability to discharge Employee’s duties and responsibilities to the Company. Employee shall faithfully adhere to, execute, and fulfill all lawful policies established by the Company.

(b) As consideration for the services performed by Employee, the Company shall pay Employee a base salary, at the annual rate of $435,000 (“Base Salary”), payable in installments at such times as the Company customarily pays its other executives (but in any event no less often than monthly). In addition to her Base Salary, Employee shall be eligible to receive an annual incentive bonus in an amount up to fifty percent (50%) of Employee’s Base Salary (the “Incentive Bonus”) in the sole discretion of the Board. The applicable criteria for achieving an Incentive Bonus shall be established by the Board, in its or their sole discretion. So long as Employee remains employed by the Company, the Company will provide benefits to Employee no less favorable than those benefits made available generally to similarly situated employees of the Company. The Company may withhold from any amounts payable under this Agreement such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation. The Company agrees that Employee’s Base Salary and performance will be reviewed at least annually by the Board to determine if an increase in compensation is appropriate, which increase shall be in the sole discretion of the Board.

(c) Employee shall be entitled to paid time off annually in accordance with Company policies.

(d) The Company or one of its affiliates agrees to reimburse Employee for all reasonable business travel and other out-of-pocket expenses incurred by Employee in the discharge of Employee’s duties hereunder, subject to the Company’s reimbursement policies in effect from time to time. In addition, the Company will reimburse Employee for dues necessary for him to renew and maintain membership in industry associations or organizations and to subscribe to industry publications, in each case subject to the prior written approval of the Company or the Board, in its or their sole discretion. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy, as may be in effect from time to time, as well as applicable federal and state record keeping requirements.

2. Termination.

(a) Employee’s employment with the Company is at-will, and Employee’s employment with the Company can be terminated by the Company for any reason, with or without cause. The foregoing notwithstanding, in consideration of the benefits conferred in this Section 2, Employee agrees to provide the Company with thirty (30) days’ written notice in advance of Employee’s voluntary resignation, including the identity of Employee’s prospective new employer, if any.

(b) Upon termination of this Agreement for any reason, Employee (or Employee’s estate or personal representative, as applicable) shall be entitled to receive (i) all of Employee’s accrued but unpaid Base Salary through the effective date of termination, whereafter no further Base Salary shall accrue, and (ii) reimbursement of any proper expenses in accordance with Section 1(d).

(c) In the event that the Company terminates Employee’s employment without Cause (as defined below) or Employee resigns for Good Reason (as defined below), Employee shall be entitled to receive the Severance Payment (as defined below); provided, however, that Employee’s receipt of the Severance Payment is expressly conditioned on Employee’s execution and non-revocation of a general release and waiver of any and all claims against the Company arising out of her employment or termination thereof in form and substance specified by and acceptable to the Company (the “Separation Release”). The Salary Portion (as defined below) of the Severance Payment will be paid to Employee as follows: a first payment, which will cover the first two months of Employee’s severance, will be paid to Employee in a lump sum cash payment on the sixtieth (60th) day following Employee’s separation date, provided that Employee has executed, submitted to the Company, and not revoked the Separation Release and the revocation period for the Separation Release has expired, and the remaining amount of the Salary Portion of the Severance Payment will be paid to Employee in accordance with the Company’s normal payroll practices following such sixtieth (60th) day for the remainder of the period in which the Severance Payment is payable. “Severance Payment” means twelve (12) months of Employee’s Base Salary at the rate in effect as of Employee’s separation date (the “Salary Portion”) and continued coverage by the Company of Employee, her spouse and eligible dependents on its medical plan, to the extent covered under such plan immediately prior to Employee’s termination date, for twelve (12) months, at the same premium rates that are charged to current employees receiving the same coverage; provided that (i) such continuation coverage shall cease to apply if Employee does not pay the applicable monthly premium or if Employee is eligible to receive other coverage from her new employer or pursuant to her spouse’s plan, (ii) the COBRA continuation period shall run currently with the severance period, so that, for such continuation coverage benefit to apply, Employee must elect COBRA continuation coverage at the time of her termination of employment, and (iii) in the event that the Company determines in its discretion that it is not practicable or possible to continue to provide such medical or dental benefits, the Company shall pay Employee for the cost of replacing such benefits on an after-tax basis.

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(d) “Cause” shall mean (i) conviction of Employee of any felony, or the conviction of Employee of a misdemeanor which involves moral turpitude, or the entry by Employee of a plea of guilty or nolo contendere with respect to any of the foregoing, (ii) the commission of any act or failure to act by Employee that involves moral turpitude, dishonesty, theft, destruction of property, fraud, embezzlement or unethical business conduct, or that otherwise causes material injury to the Company or any of its affiliates, whether financially or otherwise, (iii) any breach by Employee of any rule or policy of the Company or any of its affiliates, and the failure of Employee to cure such violation (to the extent such violation is capable of being cured) under this clause (iii) within twenty (20) days after receipt of written notice from the Company, (iv) any breach by Employee of the requirements of any other contract or agreement between the Company (or any of its affiliates) and such Employee, including this Agreement, and the failure of Employee to cure such breach (to the extent such breach is capable of being cured) under this clause, or (v) within ten (10) days after receipt of written notice from the Company, in each case, with respect to clauses (i) through (iv), as determined in good faith by the Board in the exercise of its reasonable business judgment. Additionally, and solely for these purposes, Employee’s dismissal by Company on account of death or disability will not be deemed a dismissal without Cause.

(e) Employee shall have the right to terminate her employment for Good Reason. For purpose of this Agreement, “Good Reason” shall be limited to the following (unless Employee and the Company shall execute a written agreement specifically stating that the occurrence of such event shall not constitute “Good Reason” under this Agreement): (i) a material reduction in Employee’s base salary, other than as part of a reduction plan affecting all of the Company’s leadership team that is instituted as a result of economic circumstances; (ii) a material breach by the Company of this Agreement, or (iii) a material diminution in the duties and authority of Employee. Notwithstanding the foregoing, a termination by Employee for Good Reason shall exist only if Employee provides written notice to the Company specifying in reasonable detail the events or conditions that give Good Reason and Employee provides such notice to the Company within ninety (90) days after such events or conditions first arise. Within thirty (30) days after notice has been received, the Company shall have the opportunity, but shall not have the obligation, to cure such events or conditions that give Good Reason. If the Company does not cure such events or conditions within the thirty (30) day period, Employee must voluntarily terminate her employment within thirty (30) days of the expiration of the cure period.

(f) In the event of the death of Employee during the term of Employee’s employment with the Company, this Agreement shall automatically terminate, and the Company shall have no further obligations hereunder except as provided in Section 2(e).

(g) Upon termination of this Agreement for any reason, Employee (or Employee’s estate or personal representative, as applicable) shall be entitled to receive (i) all of Employee’s accrued but unpaid Base Salary through the effective date of termination, whereafter no further Base Salary shall accrue, and (ii) reimbursement of any proper expenses in accordance with Section 1(d).

3. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Employee shall bear all expense of, and shall be solely responsible for, any and all taxes associated with the compensation and benefits provided under this Agreement.

4. Section 409A of the Code.

(a) General. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable, and shall be interpreted to avoid any penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted

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to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. To the maximum extent permitted under Section 409A, the severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to Employee during the six (6) month period following Employee’s last day of employment with the Company that does not qualify within this exception and constitutes deferred compensation subject to the requirements of Section 409A shall hereinafter be referred to as the “Excess Amount.” If at the time of Employee’s separation from service, the Company’s (or any entity required to be aggregated with the Company under Section 409A) stock is publicly-traded on an established securities market or otherwise and Employee is a “specified employee” (as defined in Section 409A and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following Employee’s last day of employment with the Company (or any successor thereto) for six (6) months following Employee’s last day of employment with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to Employee within thirty (30) days following the date that is six (6) months following Employee’s last day of employment with the Company (or any successor thereto) and any amounts payable after such six (6) month period shall be paid in accordance with its original schedule. If Employee dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A, such Excess Amount shall be paid to the personal representative of Employee’s estate within sixty (60) days after Employee’s death.

(c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

5. Certain Representations and Warranties of Employee. Employee represents and warrants that Employee is entering into this Agreement voluntarily and that Employee’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with, or result in a breach of, any agreement to which Employee is a party or by which Employee may be bound, or any legal duty that Employee owes or may owe to another.

6. Restrictive Covenants. As a material condition of the Company’s offer of employment to Employee, Employee is obligated to execute and adhere to the Company’s Employee Work Product, Confidentiality, Non-Competition, and Non-Solicitation Agreement, a copy of which is appended hereto as Exhibit A and the terms of which are hereby fully incorporated herein by reference.

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7. Notices. For the purposes of this Agreement, any notice or demand hereunder to or upon any party hereto required or permitted to be given or made shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telefax, telex, an attachment to an electronic mail message in “pdf” or similar format, or similar electronic means, to such party at the following address:

In the case of Employee, to Employee at the last known address of Employee contained in the personnel records of the Company.

In the case of the Company, to it at:

WCG Clinical, Inc.

212 Carnegie Center, Suite 301

Princeton, NJ 08540

Attention: Chief Legal Officer

Emai: bshander@wcgclinical.com

or, in the case of either party, as applicable, to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

8. Severability; Assignment.

(a) If any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such portion shall be deemed deleted as though it had never been included herein, but the remainder of this Agreement shall remain in full force and effect.

(b) This Agreement (i) shall not be assignable by Employee without the prior written consent of the Company except pursuant to the laws of descent and distribution and then only for purposes of enforcing Employee’s rights under Sections 2(e), 2(f) and 4 and (ii) shall be assignable by the Company only with the consent of Employee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Company may assign its rights and obligations under this Agreement without consent of Employee in the event that the Company shall effect a reorganization or consolidate or merge with, sell all or substantially all of its equity or assets to, or enter into any other transaction with, any other entity.

9. Cooperation With Regard to Litigation; Waiver of Trial By Jury.

(a) Employee agrees to cooperate with the Company during the term of this Agreement and thereafter (including following Employee’s termination of employment for any reason) by making himself or herself reasonably available to testify on behalf of the Company or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with its counsel and representatives. Employee shall be fully reimbursed for any out-of-pocket expenses reasonably incurred by Employee in the course of such cooperation.

(b) Each of the parties to this Agreement irrevocably and unconditionally waives the right to a trial by jury in any action, suit or proceeding arising out of, connected with or relating to this Agreement, the matters contemplated hereby, or the actions of the parties in the negotiation, administration, performance or enforcement of this Agreement.

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10. No Debarment. Employee represents, warrants and covenants that she (i) has not been convicted of a crime within the past ten (10) years; (b) is not currently, nor has ever been, debarred, excluded, suspended, and/or declared ineligible by the U.S. Department of Health and Human Services, U.S. Food and Drug Administration, or any other state or federal agency from receiving federal or state money or contracts; and (iii) is not subject to, nor is there any U.S. Department of Health and Human Services, U.S. Food and Drug Administration, or any other state or federal agency action or investigation relating to debarment, exclusion, suspension, and/or a declaration of ineligibility from receiving federal or state money or contracts currently pending or threatened against Employee. Employee covenants to immediately report to the Company any change in status with respect to the foregoing statements that arise during employment.

11. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and permitted assigns. This Agreement shall also inure to the benefit of and be binding upon Employee, Employee’s executors, administrators and heirs.

13. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of New Jersey without regard to conflict or choice of law provisions or rules that would defer to the substantive laws of another jurisdiction. Any suit or proceeding arising from the subject matter of this Agreement shall only be brought in the state or federal courts located in Mercer County in the State of New Jersey. The Parties agree that such venue is appropriate and Employee waives any and all rights to contest the exclusive personal jurisdiction and venue of such courts.

14. No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any person other than as otherwise provided in this Agreement.

15. Insurance and Indemnity. The Company shall, to the fullest extent permitted by applicable law and solely in accordance with the terms of the Company’s bylaws as in effect at any time, indemnify Employee for any liabilities by reason of the fact that such person is or was a director or officer of the Company. The Company shall also provide Employee with any coverage under any directors and officers liability insurance policy which is at any time maintained for the benefit of the Company’s directors and officers.

16. Entire Agreement. This Agreement and any Separation Release executed pursuant to Section 2(b) of this Agreement supersede all prior employment or other agreements, negotiations or understandings of any kind with respect to the subject matter hereof and contain the entire understanding between the parties hereto with respect to the subject matter hereof, including without limitation that previous employment agreement between Employee and the Company dated as of July 27, 2012 and the Original Agreement. Any representation, premise or condition, whether written or oral, not specifically incorporated herein, shall have no binding effect upon the parties.

17. Headings. The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

18. Amendments. No modification, termination or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the same is sought to be enforced.

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19. Survival. To the extent consistent with their terms, the covenants in Sections 2, 3, 6, 7, 9, 10, 11 12 and 13 hereof shall survive the termination or expiration of this Agreement and the termination of Employee’s employment hereunder.

20. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WCG Clinical, Inc.

By:	/s/ Lisa Calicchio

Name:	Lisa Calicchio

Title:	Chief Human Capital Management Officer

By:	/s/ Laurie Jackson

Name:	Laurie Jackson

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Exhibit A

Restrictive Covenant Agreement

See Attached

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(WCG Standard)

EMPLOYEE CONFIDENTIALITY, WORK PRODUCT,

NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

This Employee Work Product, Confidentiality, Non-Competition, and Non-Solicitation Agreement (the “Agreement”) is made and entered by and between Laurie Jackson (the “Employee”) and WCG Clinical, Inc., on behalf of itself, its parents, affiliates, subsidiaries, divisions, related companies or entities, and its and their respective members, predecessors, successors, and assigns (collectively, the “Company”).

The Company is engaged in the highly competitive clinical research industry and offers leading regulatory, technical, compliance, quality, and ethical review services and processes. Employee’s role with the Company involves a position of trust and confidence in which Employee will have access to Confidential Information (defined in Section 2.1 below), and Employee’s activities will directly or indirectly support the Company’s business, research and development efforts, business and customer relationships, reputation, and goodwill, all of which are the result of significant investments and are valuable interests, and which, if used or diverted to benefit a competitor, would cause irreparable harm. To protect these interests and investments and for good and valuable consideration, including, without limitation, Employee’s at-will employment or any changes to that employment (including position or compensation changes), access to professional advancement potential, including specialized training and enhanced compensation opportunities, access to Confidential Information, and opportunity to develop, maintain, or enhance business and customer relationships, Employee agrees to the following:

1. DISCLOSURE AND ASSIGNMENT OF WORK PRODUCT.

1.1. Disclosure of Company Work Product. Employee will disclose promptly in writing to the Company all Company Work Product. “Company Work Product” means: (a) all ideas, concepts, information, materials, programs, know-how, improvements, discoveries, research, developments, designs, data, reports, plans, systems, technologies, products, techniques, methods, and processes, whether or not patentable, and all Confidential Information, trademarks, service marks, trade dress, design marks, design rights, logos, domain names, handles, user names, trade names, mask work rights, patents, and other intellectual property rights, title, or interest (including, but not limited to, all related patent applications and all priority rights) recognized by the laws of any jurisdiction or country whether or not registered, which were: (i) conceived, created and/or reduced to practice by Employee, either solely or jointly with others, during Employee’s employment with the Company (whether or not during Employee’s hours of work, and whether or not with the use the Company’s facilities, materials, or personnel) and for a period of twelve (12) months following the termination of Employee’s employment from the Company, and (ii) related to the actual or anticipated business or activities of the Company, and/or suggested by or resulting from any task assigned by or to Employee or work performed by Employee for, or on behalf of, the Company; and (b) all copyrightable works (including, without limitation, writings, presentations, reports, programs, drawings, tables, graphs, images, and recordings) Employee creates or prepares during and within the scope of Employee’s employment within the Company or relating to work performed for the Company, whether or not created or prepared during Employee’s hours of work or with the use of the Company’s facilities, materials, or personnel, and regardless of whether the Company specifically requested the preparation of such work.

Employee’s Initials:

WCG Confidentiality and Non-Competition Agreement (Standard Version, July 2021)

1.2. Ownership of Company Work Product. All Company Work Product is the sole and exclusive property of the Company and considered work made for hire, and the Company will retain worldwide rights thereto. To the extent that any Company Work Product is not considered work made for hire, Employee agrees to assign and hereby assigns all rights, title, and interests in Company Work Product to the Company. Employee agrees that all Prior Work Product made or acquired by Employee prior to employment with the Company has been identified on a fully executed copy of Schedule A. Employee also agrees not to assert rights to any Company Work Product that has not been identified as Prior Work Product on Schedule A. During the period of Employee’s employment and thereafter, Employee and Employee’s assigns, executors, administrators, and representatives will execute any applications, assignments, or other instruments that the Company considers necessary to apply for, obtain, transfer, or maintain a patent, trademark or copyright registration, or other proprietary or intellectual property rights to protect the interests of the Company with respect to Company Work Product. Employee will not incorporate, or permit to be incorporated, any Prior Work Product into any Company process, procedure, technique, equipment, property, or Company Work Product without the Company’s prior written consent.

2. CONFIDENTIAL INFORMATION AND COMPANY PROPERTY.

2.1. Confidential Information. “Confidential Information” means all information relating to the Company and/or its operations that is not generally available to the public, including, without limitation, information related to the Company’s business and operating plans or strategies, trade secrets, potential or pending acquisitions, financial information, market analyses, personnel, contractors, vendors or service providers, compensation received or provided, know-how, customer and supplier lists and relationships, product plans, research and development activities, inventions, processes, methodologies, techniques, specifications, algorithms, formulas, technologies, hardware configurations, software and software development, engineering, testing, Company Work Product, all non-public proprietary, confidential, or trade secret information in oral, written, electronic, or other form, and any non-public information the Company has received or will receive from third parties which is entitled to confidentiality or use only for limited purposes.

2.2. Confidentiality and Return of Confidential Information and Company Property. During and after Employee’s employment with the Company, Employee (i) will hold in confidence and will not disclose or use any Confidential Information except as required and authorized in the scope of Employee’s employment with the Company; and (ii) will not exceed Employee’s Company-authorized access to any internal or external Company network. The restrictions on the use or disclosure of Confidential Information shall not apply to information that is or has become, prior to the use or disclosure, generally known by the public other than as the direct or indirect result of a breach of this Agreement by Employee, or to information that is required to be disclosed by law or judicial or administrative process. Employee must provide the Company with immediate, prior notice in writing (if permitted by law) identifying the terms and circumstances surrounding any required disclosure of Confidential Information so the Company may seek an appropriate order or other remedy.

Employee’s Initials:

WCG Confidentiality and Non-Competition Agreement (Standard Version, July 2021)

Upon termination of Employee’s employment with the Company, and/or upon the Company’s request, Employee will: (i) deliver to the Company all of the Company’s property, electronic devices, equipment, and documents, together with all copies thereof, and any other material containing or disclosing Confidential Information, and (ii) certify in writing that Employee has fully complied with the foregoing obligation. Employee will not make or retain copies of Confidential Information in any form whatsoever (including, without limitation, information contained in computer memory or stored on electronic devices, including hard drives and removable storage media, and information in online or cloud storage or backup or restoration points). Employee will not delete or alter any information contained on any Company computer or other electronic device or equipment before returning the Company computer or other electronic device or equipment to the Company.

For the avoidance of doubt, notwithstanding any provisions in this Agreement or Company policy applicable to the unauthorized use or disclosure of Confidential Information, Employee is hereby notified that, pursuant to the Defend Trade Secrets Act as contained in 18 U.S.C. § 1833, Employee cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. Employee also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order provided the Employee’s actions are consistent with 18 U.S.C. § 1833.

3. RESTRICTIVE COVENANTS AND FUTURE EMPLOYMENT.

3.1. Definitions.

3.1.1. “Business” means all clinical, technical, regulatory, compliance, quality, and ethical review products, technologies, processes, data applications, platforms, and databases designed for, developed for, used in, or marketed to the clinical research industry, including the management and service thereof.

3.1.2. “Competitor” means any person or entity that is currently engaged, preparing be engaged, or intending to engage in Business or any product, process, technology, machine, invention, or service that competes with, or is intended to compete with, any product, process, technology, machine, invention, or service the Company offers or is developing.

Employee’s Initials:

WCG Confidentiality and Non-Competition Agreement (Standard Version, July 2021)

3.2. Non-Competition. During Employee’s employment within the Company and for a period of twenty-four (24) months following the termination of Employee’s employment with the Company, Employee shall not directly or indirectly (on Employee’s own or in combination or association with others, and whether for Employee’s own benefit or for the benefit of other persons or entities) perform, or assist others to perform, work for a Competitor in the same geographic area in which the Employee performed work for the Company, in the form of Business that Employee provided the Company (whether the Company engaged or was preparing to engage in such Business), and in any Business about which Employee learned Confidential Information during Employee’s employment with the Company. Employee agrees that the foregoing geographic and temporal scope is reasonable and appropriate based on the nature of the Company’s Business and Employee’s involvement therewith. This Agreement does not restrict or impede, in any way, and shall not be interpreted or understood as restricting or impeding, Employee from discussing the terms and conditions of the Employee’s employment or exercising protected rights that cannot be waived by agreement, including under the National Labor Relations Act.

3.3. Non-Solicitation of Customers. During Employee’s employment with the Company and for a period of twenty-four (24) months following the termination of Employee’s employment with the Company, Employee shall not directly or indirectly (on Employee’s own or in combination or association with others, and whether for Employee’s own benefit or for the benefit of other persons or entities) contact, call upon, solicit, or otherwise accept business from, render services to, market services or products to, divert business from, and/or interfere with the Company’s relationship or business with any of the Company’s existing or prospective customers that Employee interacted with on behalf of the Company, was introduced to by virtue of Employee’s employment with the Company, or otherwise learned Confidential Information concerning, during the last twenty-four (24) months of Employee’s employment with the Company.

3.4. Non-Solicitation of Employees, Consultants, and Contractors. During Employee’s employment within the Company and for a period of twenty-four (24) months following the termination of Employee’s employment with the Company, Employee shall not directly or indirectly (on Employee’s own or in combination or association with others, and whether for Employee’s own benefit or for the benefit of other persons or entities) call upon, solicit, or otherwise engage in activity that could result in the actual or potential termination of the Company’s relationship with any person or entity who is an employee, consultant, or independent contractor of the Company.

3.5. Notifications Regarding Future Employment. Employee will notify all potential future employers of the existence and provisions of this Agreement prior to Employee beginning employment with such future employer. In the event Employee voluntarily terminates employment with the Company, Employee will notify the Company in writing at least ten (10) calendar days before Employee’s anticipated last date of employment within the Company and of the commencement of employment with a new employer. During the twelve (12) month period of time following the termination of Employee’s

Employee’s Initials:

WCG Confidentiality and Non-Competition Agreement (Standard Version, July 2021)

employment from the Company, Employee also will provide the Company with ten (10) calendar days’ written notice prior to commencing employment with a new employer and/or in a new position. The Company may require, and the Employee agrees to provide, written assurances that contain sufficient detail to allow for an informed decision by the Company as to whether Employee’s new position of employment complies with Employee’s obligations under this Agreement. Employee consents to the Company’s notification of Employee’s new employer of the terms contained in this Agreement. Employee will also attend an exit interview during which Employee agrees to provide all information requested by the Company in order to comply with this Agreement.

3.6. Non-Disparagement. During and after the term of Employee’s employment with the Company, Employee shall not defame or disparage the Company, its officers, directors, employees, customers and business partners including, without limitation, through statements made by Employee or at Employee’s direction, with Employee’s knowledge or involvement, in Employee’s name, anonymously, under a pseudonym, or on Employee’s behalf.

4. BREACH OF THE AGREEMENT AND REMEDIES.

Employee acknowledges that the covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company. Employee agrees and acknowledges that Employee’s breach of the covenants contained in this Agreement will cause irreparable harm to the Company and that damages arising out of a breach may be difficult to determine. Employee therefore agrees and acknowledges that, in addition to all other remedies provided at law and/or in equity, the Company shall be entitled to specific performance and temporary and/or permanent injunctive relief in a court of competent jurisdiction restraining the breach and/or further breach of this Agreement by Employee, Employee’s future employer(s), and/or others acting in concert with Employee, without the necessity of proving actual damages or posting a bond. Any period of restriction in this Agreement shall be extended in the event of a breach, and a court of competent jurisdiction shall have the power to enforce any period of restriction in this Agreement from the date of the last breach up to a maximum of thirty-six (36) months. In addition, if the Company prevails in any suit under this Agreement, in whole or in part, then Employee shall also be liable for the Company’s costs and attorney’s fees in connection with the lawsuit and any related legal proceedings. Should any covenant contained in this Agreement, inclusive of the alternative covenants in Paragraph 5.9, ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law, then a court of competent jurisdiction is expressly empowered to reform such covenant, and such covenant shall be reformed, to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions, and any such invalidity or unenforceability shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Employee’s Initials:

WCG Confidentiality and Non-Competition Agreement (Standard Version, July 2021)

5. GENERAL PROVISIONS.

5.1. Survival and Third Party Beneficiaries. The Company may transfer, convey, or assign this Agreement and any rights or obligations, in whole or in part, to any existing or future affiliate, successor, or assign of the Company or to any third party, including in connection with a merger, sale of assets, sale of stock, or any other form of acquisition or transaction pertaining to all or part of the business of the Company, and Employee consents to such transfers, conveyances, or assignments. This Agreement shall inure to the benefit of and may be enforced by the Company and any existing or future affiliates, successors, and assigns, and shall be binding upon Employee, Employee’s executors, administrators, legatees, and other successors in interest. This Agreement is personal to Employee’s employment within the Company and may not be assigned by Employee for any reason. Employee further agrees that the existence or potential existence of any claim or cause of action of Employee against the Company of whatever nature shall not constitute a defense to the Company’s enforcement of Employee’s covenants and obligations in this Agreement.

5.2. Entire Agreement. No modification of or amendment to this Agreement will be effective unless in writing and signed by Employee and an authorized Company representative. Employee has not relied on any oral, written, or other representation by any Company representative concerning the subject matter of this Agreement that is not expressly stated herein and that the terms of this Agreement, including its incorporated Schedule, are fully stated herein. This Agreement applies to Employee’s current position within the Company and to any position which Employee may hold by promotion, transfer, or assignment, and any subsequent change in Employee’s role, responsibilities, salary, compensation, or benefits will not affect the validity, scope, or enforceability of this Agreement or the Company’s rights and remedies in the event of a breach of this Agreement. Any previous non-competition, non-solicitation, confidentiality, non-disclosure, and/or intellectual property agreements between Employee and the Company shall remain in effect to the extent applicable therein, provided that this Agreement shall govern in the event of a conflict of any term in any such agreement(s) and this Agreement. Should this Agreement be declared invalid, void, overbroad, or unenforceable, in whole or in part, for any reason, any previous agreement between Employee and the Company may be enforced in whole or in part.

5.3. At-Will Employment. Nothing contained in this Agreement shall be deemed to confer on Employee any rights with respect to the duration of Employee’s employment with the Company or to require advance notice by the Company prior to the termination of employment. Employee’s employment is terminable at will by either Employee or the Company, with or without cause, except that if Employee initiates the termination, there shall be, at the Company’s option, a period of up to ten (10) calendar days after Employee gives written notice of termination before the termination becomes effective, during which time Employee will provide such transitional services as the Company may request and the Company will continue Employee’s pay so long as Employee satisfactorily provides such services.

Employee’s Initials:

WCG Confidentiality and Non-Competition Agreement (Standard Version, July 2021)

5.4. No Expectation of Privacy. Employee understands that the Company maintains an electronic mail system and other communications systems (including messaging services, phones, etc.) that Employee may use solely for the purpose of Company business and that the Company retains the right to review any and all communications and information stored in any electronic mail system or other communication system, with or without notice, at any time, including, but not limited to, with respect to enforcing or monitoring compliance with this Agreement.

5.5. Compliance With Obligations to Prior Employers and Other Third Parties. Employee represents and warrants that, at the time of executing this Agreement, Employee is not subject to any prohibitions, restrictions, covenants, or commitments pursuant to any oral or written agreement that would either directly or indirectly interfere with Employee’s ability to enter into and comply with this Agreement or to perform any duties or responsibilities of Employee’s position with the Company. During Employee’s employment within the Company, Employee will not (i) improperly use or disclose any confidential information or trade secrets of any former employer or third party; or (ii) use any former employer or third party’s confidential information or property without such entity’s written consent while employed by the Company.

5.6. Waiver. Any waiver or failure to enforce a provision of this Agreement will not be deemed to waive any provision(s) of this Agreement in the future.

5.7. Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address set forth in the Company’s records, by hand delivery or mail service with proof of delivery (i.e. courier, certified or registered mail (return receipt requested), or express mail service). Notice will be effective upon delivery. Each party may change its address for receipt of notice by giving notice of such change to the other party.

5.8. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with laws of the State of Delaware, without regard to its principles of conflicts of law. Any suit, action, or other proceeding arising out of this Agreement shall be subject to the exclusive jurisdiction of the federal or state courts located in the city of Wilmington, Delaware. Employee expressly consents to the exclusive personal jurisdiction of the state and federal courts located in Wilmington, Delaware for any lawsuit filed against Employee by the Company or by Employee against the Company arising from or related to this Agreement. Should a court refuse to enforce the parties’ agreement for Delaware choice of law pursuant to this Paragraph, then alternative covenants and provisions of Paragraph 5.9 shall apply.

5.9. Alternative Covenants and Provisions For Employees in Certain States if Governing Law Provision is Not Enforced.

5.9.1. For a California Employee: The restrictions in Section 3.2 shall not apply. The restrictions in Section 3.4 shall be limited to a period of 12 months following Employee’s termination of employment with the Company, and during that time Employee agrees and covenants not to disrupt or interfere with the business of the Company by directly or indirectly soliciting, recruiting, attempting to recruit, or raiding the employees, consultants, or contractors of the Company of whom Employee became aware by working for the Company or otherwise inducing the termination of employment of any such individual; Employee also agrees and covenants not to use any of the Company’s trade secrets and/or

Employee’s Initials:

WCG Confidentiality and Non-Competition Agreement (Standard Version, July 2021)

Confidential Information to directly or indirectly solicit the employees, consultants, or contractors of the Company. The restrictions in Section 3.3 shall be limited to situations where Employee is aided in his or her conduct by the use or disclosure of the trade secrets (as defined by applicable law) of the Company. The choice of law and choice of venue provisions in Section 5.8 shall not apply. Pursuant to California Labor Code Section 2870, Section 1.2 will not apply to Company Work Product for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on Employee’s own time, unless: (a) the Company Work Product relates at the time of conception or reduction to practice to either: (i) the business of the Company, or (ii) the Company’s actual or demonstrably anticipated research or development; or (b) the Company Work Product results from any work performed by Employee for the Company.

5.9.2. For a Delaware, Kansas, or Minnesota Employee: Section 1.2 does not apply to Company Work Product for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on Employee’s own time, unless: (a) the Company Work Product relates at the time of conception or reduction to practice to either: (i) the business of the Company or (ii) the Company’s actual or demonstrably anticipated research or development; or (b) the Company Work Product results from any work performed by Employee for the Company.

5.9.3. For an Illinois Employee: The restrictions in Section 3.2 will not apply for so long as Employee is subject to Illinois law unless the Employee’s actual or expected annualized rate of earnings exceeds $75,0000 per year. This amount shall increase to $5,000 every five (5) years thought January 1, 2037, at which point the amount will be $90,000 per year thereafter. In addition, If Employee resides in Illinois and is subject to Illinois law, then the restrictions in Paragraph 3.3 and 3.4 will not apply for so long as Employee is subject to Illinois law unless the Employee’s actual or expected annualized rate of earnings exceeds $45,0000 per year. The restrictions in paragraphs 3.2 through 3.4 will not apply to an Employee for so long as Employee is subject to Illinois law and the Employees employment was terminated, furloughed, or laid-off related to business circumstances or governmental orders related to the COVID-19 pandemic or similar circumstances, unless, enforcement of the covenants include compensation equivalent to the employee’s base salary at the time of termination for the period of enforcement minus compensation earned through subsequent employment during the period of enforcement. This amount shall increase to $2,500 every five (5) years through January 1, 2037, at which point the amount will be $52,500 per year thereafter. For any Illinois Employee, if 765 ILCS 1060/1-3 applies, Section 1.2 does not apply to Company Work Product for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on Employee’s own time, unless: (a) the Company Work Product relates at the time of conception or reduction to practice to either: (i) the business of the Company or (ii) the Company’s actual or demonstrably anticipated research or development; or (b) the Company Work Product results from any work performed by Employee for the Company.

5.9.4. For a Massachusetts Employee:

(a)

Employee acknowledges that he/she may consult with an attorney prior to signing this Agreement. Employee acknowledges that if he/she is being initially hired by the Company, that Employee received a copy of this Agreement prior to receiving a formal offer of employment from the Company or at least ten (10) business days before commencement of Employee’s employment by the Company, whichever came first. If Employee was already employed by the Company at the time of signing this Agreement, that Employee was provided a copy hereof at least ten (10) business days before the effective date of this Agreement.

Employee’s Initials:

WCG Confidentiality and Non-Competition Agreement (Standard Version, July 2021)

(b)

The choice of venue provision in Section 5.8 shall not apply. Employee hereby expressly consents to the exclusive personal jurisdiction of the state or federal court located in the county where Employee resides or the business litigation session of the applicable superior court in Massachusetts for any dispute arising from or related to this Agreement.

(c)

The Company will not be obligated to make any Garden Leave Payments and Section 3.2 will not apply if: (i) the Company chooses, in its sole discretion, to waive in writing the provisions of Section 3.2 at or before the time of Employee’s termination, (ii) Employee is terminated without cause or laid off as part of a reduction in force, or (iii) Employee is in breach of his or her obligations set forth in Section 3.2 as determined by the Company. Employee understands that for the limited purposes of the application of the non-competition clause in Section 3.2 of the Agreement, “cause” to terminate Employee’s employment exists if Employee has (i) committed, admitted committing, or plead guilty to a felony or crime involving moral turpitude, fraud, theft, misappropriation, or dishonesty, (ii) violated a material term of this Agreement or policy of the Company, (iii) engaged in insubordination, or failed or refused to perform assigned duties of Employee’s position (other than due to physical or mental illness) despite reasonable opportunity to perform, (iv) failed to exercise reasonable care and diligence in the exercise of Employee’s duties for the Company, or (iv) engaged in conduct or omissions that Employee knew, or should have known (with the exercise of reasonable care), would cause, or be likely to cause, harm to the Company or its reputation in the business community. If Employee breaches Section 3.2 of this Agreement, and also breaches Employee’s fiduciary duty to the Company and/or has unlawfully taken, physically or electronically, any Confidential Information, then the period specified in Section 3.2 shall be extended to a period of twenty-four (24) months from the termination of Employee’s employment.

(d)

Section 3.2 shall not apply to Employee post-employment if Employee is: (i) classified as non-exempt under the Fair Labor Standards Act; (ii) 18 years or younger; or (iii) an undergraduate or graduate student in an internship or other short-term employment relationship while enrolled in college or graduate school.

Employee’s Initials:

WCG Confidentiality and Non-Competition Agreement (Standard Version, July 2021)

(e)

If Section 3.2 remains effective after the termination of Employee’s employment, and the Company provides Garden Leave Payments, Employee shall receive on a pro-rata basis fifty (50) percent of Employee’s highest annualized base salary paid by the Company within the twenty-four (24) months preceding the termination of Employee’s employment with the Company (“Garden Leave Payments”). Garden Leave Payments, less all legally required and voluntarily authorized deductions, shall be paid consistent with how Employee was paid during his or her employment, for the duration of the twelve (12) month period of restriction under Section 3.2 so long as Employee is in compliance with his or her obligations thereunder. Under no circumstances will Garden Leave Payments be made beyond this twelve (12) month period if the duration of Section 3.2 is extended beyond twelve (12) months for breaching Employee’s fiduciary duty to the Company and/or for unlawfully taking, physically or electronically, property or Confidential Information belonging to the Company. If Employee breaches Section 3.2, in addition to seeking relief as set forth in Section 4, the Company may discontinue Garden Leave Payments.

5.9.5. For a New York Employee: The restriction in Section 3.3 is modified to exclude those customers who became a customer of the Company as a result of Employee’s independent contact and business development efforts with the customer prior to and independent from his/her employment with the Company.

5.9.6. For a Nevada employee: If Employee resides in Nevada and is subject to Nevada law, then the following applies to Employee for so long as Employee is subject to Nevada law: Paragraph 3 does not preclude Employee from providing services to any former client or customer of Employer if: (a) Employee did not solicit the former customer or client; (b) the customer or client voluntarily chose to leave and seek services from Employee; and (c) Employee is otherwise complying with the limitations in this Agreement as to time and scope of activity to be restrained. However, Paragraph 3.2 may not apply to an employee who is paid solely on an hourly wage basis, exclusive of any tips or gratuities.

5.9.7. For a North Carolina Employee: Employee’s non-disclosure obligation in Section 2.2 shall extend for a period of three (3) years after Employee’s termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret; and (b) the applicable period of time shall be calculated by looking back two years from the date of enforcement and not from the date employment ends. In addition, Section 1.2 does not apply to Company Work Product for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on Employee’s own time, unless: (a) the Company Work Product relates at the time of conception or reduction to practice to either: (i) the business of the Company or (ii) the Company’s actual or demonstrably anticipated research or development; or (b) the Company Work Product results from any work performed by Employee for the Company.

Employee’s Initials:

WCG Confidentiality and Non-Competition Agreement (Standard Version, July 2021)

5.9.8. For an Oregon Employee: If Employee resides in Oregon and is subject to Oregon law, then the following applies to Employee for so long as Employee is subject to Oregon law: the restrictions in Paragraph 3 shall only apply if Employee: (a) is engaged in administrative, executive or professional work and performs predominantly intellectual, managerial, or creative tasks, exercises discretion and independent judgment and earns a salary or is otherwise exempt from Oregon’s minimum wage and overtime laws; (b) the Company has a “protectable interest” (meaning, access to trade secrets or competitively sensitive confidential business or professional information); and (c) the total amount of the Employee’s annual gross salary and commission, calculated on an annual basis, at the time of the Employee’s termination, exceeds $100,533, adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of the employee’s termination. However, if Employee does not meet requirements of either (a) or (c) (or both), the Company may, on a case-by-case basis, decide to make Paragraph 3 enforceable as to Employee (as allowed by Oregon law), but paying the Employee during the period of time the Employee is restrained from competing the greater of compensation equal to at least: (i) Fifty percent of the employee’s annual gross base salary and commissions at the time of the employee’s termination; or (ii) Fifty percent of $100,533, adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of the employee’s termination.

5.9.9. For a Washington Employee:

(a)	Employee acknowledges that if Employee is a new employee, Employee has had advance notice of the terms of this Agreement prior to accepting the Company’s offer of employment.

(b)

Section 3.2 will not apply to Employee after termination of employment with the Company if Employee’s annualized earnings from the Company did not exceed $100,000.00 per year (adjusted in accordance with Section 5 of Washington HP 1450).

(c)	Section 3.2 will not apply to Employee during employment if Employee earns less than twice the Washington minimum hourly wage (subject to the common law duty of loyalty and Company policies).

Employee’s Initials:

WCG Confidentiality and Non-Competition Agreement (Standard Version, July 2021)

(d)

Employee also understands that the non-competition provision in Section 3.2 will not be enforced against Employee if Employee is terminated from employment without cause or if Employee is laid off unless the Company pays Employee during the 12-month non-competition period an amount equal to the Employee’s base salary at the time of termination minus any compensation earned by Employee during the 12-month non-competition period. Employee further understands that for the limited purposes of the application of the non-competition provision in Section 3.2 of the Agreement, “cause” to terminate Employee’s employment exists if Employee has: (i) committed, admitted committing, or plead guilty to a felony or crime involving moral turpitude, fraud, theft, misappropriation, or dishonesty, (ii) violated a material term of this Agreement or policy of the Company, (iii) engaged in insubordination, or failed or refused to perform assigned duties of Employee’s position despite reasonable opportunity to perform, (iv) failed to exercise reasonable care and diligence in the exercise of Employee’s duties for the Company, or (iv) engaged in conduct or omissions that Employee knew, or should have known (with the exercise of reasonable care), would cause, or be likely to cause, harm to the Company or its reputation in the business community.

(e)

Section 1.2 does not apply to Company Work Product for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on Employee’s own time, unless: (a) the Company Work Product relates at the time of conception or reduction to practice to either: (i) the business of the Company or (ii) the Company’s actual or demonstrably anticipated research or development; or (b) the Company Work Product results from any work performed by Employee for the Company.

5.9.10. For a Virginia Employee: A low-wage Employee shall not be subject to the restrictions identified in Section 3.2. A low-wage Employee shall only be restricted from providing services prohibited by Section 3.3 if Employee initiated contact or solicited such services. “Low wage” employees include: (i) those whose average annual earnings are less than $62,608 (adjusted periodically by Va. Code Ann. § 65.2-500(B)); (ii) interns, students, apprentices, or trainees employed, with or without pay, at a trade or occupation in order to gain work or education experience; and (iii) independent contractors who are compensated at an hourly rate that is less than the median hourly wage for occupations as set by the U.S. Bureau of Labor Statistics. “Low wage” employees do not include employees who derive earnings, in whole or in predominant part, from sales commissions, incentives, or bonuses from the Company.

5.9.11. For a Wisconsin Employee: Employee’s nondisclosure obligation in Section 2.2 shall extend for a period of three (3) years after Employee’s termination as to Confidential Information that does not qualify for protection as a trade secret. Trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret. Section 3.4 is rewritten to read as follows: “While employed and for a period of one (1) year from the date of the termination of Employee’s employment with the Company, Employee will not participate in soliciting any Covered Employee of the Company that is in a Sensitive Position to leave the employment of the Company on behalf of (or for the benefit of) a Competing Business. As used in this paragraph, an employee is a ‘Covered Employee’ if the employee is someone with whom Employee worked, as to whom Employee had supervisory responsibilities, or regarding which Employee received Confidential Information during the

Employee’s Initials:

WCG Confidentiality and Non-Competition Agreement (Standard Version, July 2021)

last twenty-four (24) months of Employee’s employment with the Company. An employee in a ‘Sensitive Position’ refers to an employee of the Company who is in a management, supervisory, sales, research, and development, or similar role where the employee is provided Confidential Information or is involved in business dealings with the customers or clients of the Company.”

5.9.12. For a Washington, DC Employee: Section 3.2 does not apply to any Employee entering this Agreement after the applicability and effective date for DC Code §§ 32-581.01 et seq. Pursuant to that law, no employer operating in the District of Columbia may request or require any employee working in the District of Columbia to agree to a non-compete policy or agreement, in accordance with the Ban on Non-Compete Agreements Amendment Act of 2020. Employee agrees that he/she has been provided the foregoing notice required by the Act within 90 days of the Act’s effective date, 7 days of hire by the Company, or 14 days after Employee’s request for such notice.

EMPLOYEE ACKNOWLEDGES HAVING RECEIVED AND READ A COPY OF THIS AGREEMENT. EMPLOYEE AGREES TO THE TERMS ABOVE AND ACKNOWLEDGES THAT EMPLOYEE INTENDS TO BE LEGALLY BOUND BY THIS AGREEMENT.

WCG Clinical, Inc.		Employee

By:	/s/ Lisa Calicchio	By:	/s/ Laurie Jackson
Lisa Calicchio Chief Human Capital Management Officer 212 Carnegie Center, Suite 301 Princeton, NJ 08540		Laurie Jackson

Date: July 23, 2021		Date: July 23, 2021

Employee’s Initials:

WCG Confidentiality and Non-Competition Agreement (Standard Version, July 2021)

SCHEDULE A

DISCLOSURE OF PRIOR WORK PRODUCT

I agree and acknowledge that the following is a complete list of: (a) all ideas, concepts, information, materials, data, programs, know-how, improvements, discoveries, research, developments, designs, data, reports, plans, systems, technologies, products, techniques, methods, and processes, whether or not patentable, and all confidential information and trade secrets, trademarks, service marks, trade dress, design marks, design rights, logos, domain names, handles, user names, trade names, mask work rights, patents, and other intellectual property rights, title, or interest (including, but not limited to, all related patent applications and all priority rights) recognized by the laws of any jurisdiction or country whether or not registered that Employee created or prepared prior to Employee’s employment with the Company; and (b) all copyrightable works (including writings, presentations, reports, computer programs, drawings, tables, graphs, images, and recordings) that Employee created or prepared prior to Employee’s employment with the Company (the “Prior Work Product”):

☒	None

☐	See below:

Employee

By:	/s/ Laurie Jackson
Laurie Jackson

Date:	July 23, 2021

Employee’s Initials:

WCG Confidentiality and Non-Competition Agreement (Standard Version, July 2021)